Exhibit 23.3

September 11, 2012

Barnes & Noble, Inc.
New York, New York

We are aware that Barnes & Noble, Inc. has incorporated by reference in this Registration Statement our report dated August 31, 2012, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended July 28, 2012.  Pursuant to Regulation C under the Securities Act of 1933 (the “Act”), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to August 31, 2012.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York